Exhibit 3.1

CERTIFICATE OF CORPORATE DOMESTICATION
OF
DEVVSTREAM CORP.

The undersigned, presently a corporation organized and existing under the laws of Canada, for the purposes of domesticating a corporation under Section 388 of the General Corporation Law of the State of Delaware , does certify that:

1.
DevvStream Corp. (the “Corporation”) was first formed, incorporated, or otherwise came into being on February 23, 2021 in the jurisdiction of Delaware, United States, under the name Focus Impact Acquisition Corp.

2.	The Corporation filed a Certificate of Continuance on June 11, 2024 in the jurisdiction of Alberta, Canada and changed its name to DevvStream Corp.

3.
The name of the Corporation immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware was DEVVSTREAM CORP.

4.
The name of the Corporation as set forth in its certificate of incorporation to be filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is DEVVSTREAM LEGACY CORP.

5.
The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware is Alberta, Canada.

6.
The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

7.	The effective time of this certificate of corporate domestication shall be 5:00 p.m. on October 14, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 14th day of October, 2026.

DEVVSTREAM CORP.,
an Alberta corporation

By:	/s/Christopher Merkel
Christopher Merkel, Operating Officer